Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-197510, 333-204327, 333-227330 and 333-228261) of Grubhub Inc. of our report dated November 21, 2018 on the financial statements of SCVNGR, Inc., which is included in this Current Report on Form 8-K/A.

/s/ Crowe LLP

Oak Brook, Illinois

November 27, 2018